Exhibit 99.3

WITH RESPECT TO THE ANNOUNCEMENT OF THE ESTABLISHMENT OF A JOINT HOLDING COMPANY BY SHARE TRANSFER.

This exchange offer or business combination is made for the securities of a foreign company.  The exchange offer or business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Business Integration Through Joint Holding Company Kabushiki Kaisha Kyushu Financial Group Kyushu Financial Group, Inc.

The Banks will establish a solid management foundation and continue to contribute to bringing about “regional revitalization” in order to deal with various problems being faced by local areas and changes in the environment surrounding regional financial institutions. Various problems faced by local areas Changes in environment Background and Purpose of Business Integration Background Purpose Basic Policy for Business Integration (1) The Banks will aim to establish a regional financial institution that provides customers and business partners with optimal, high level comprehensive financial services. (2) The Banks will, as a leading financial group which is highly evaluated by its shareholders and the market and widely trusted by the public, establish a new business model and increase its competitive edge within the Kyushu market. (3) The Banks will, by mutually respecting each other and creating an environment in which employees of each bank can encourage and inspire one another, enhance the motivations of their bankers and do their utmost to engage in a strategy of achieving growth in a unified manner. (4) The Banks will, through exerting the features and strengths of both banks in their respective service areas and functions, pursue the maximal synergistic effects which will be brought about by a thorough process of rationalization and streamlining. Shrinking population Aging population and low birth rate Shrinking economy Intensified competition Continuing low interest rates Diversified customer needs -1-

We, Kyushu Financial Group, aim to become a comprehensive financial group, truly favored by our customers and centered around the following three pillars targeting the realization of sustainable growth: 1. The Banks will respond to the trust and expectations placed in them by customers and will provide optimal, high level comprehensive financial services to their customers. The Banks promise to combine the traditions, personnel, and aspirations we have cultivated thus far, exert our collective capability to the maximum, and thereby continue to provide fine-tuned and high quality services which satisfy the needs of each individual person. 2. The Banks will develop alongside the local regions and actively contribute to the realization of a vigorous regional society and economy. We promise to continuously contribute to realizing a Kyushu which has a vitality and attractiveness that transcends the framework of prefectural borders in our position as a comprehensive financial group which will develop alongside and in conjunction with such local regions. 3. The Banks will nurture an abundance of creativity and a free-spirited organizational culture, continuing to challenge ourselves to move toward a better future. We promise that everyone at the Banks will continue to challenge themselves in order to nurture our free-spirited and expansive personnel and a culture with an abundance of creativity which mirrors the natural, scenic beauty of our hometown Kyushu, and further promise to stride toward a future full of hope for the next generation. Company name and group management philosophy Kabushiki Kaisha Kyushu Financial Group Kyushu Financial Group, Inc. Company name: Group management philosophy . While pursuing enhanced customer satisfaction, the Banks will aim to become the leading comprehensive financial group in Kyushu, in terms of both quality and quantity. . The Banks will develop through further expansion and globalization centered around the hometowns of both banks and shall broadcast the name of “Kyushu” both at home and abroad. Aims incorporated into the company name -2-

Method of business integration 100% As of the end of December, 2014 (consolidated) Deposit balance: 4,004.9 billion yen Loan balance: 2,638.5 billion yen Securities balance: 1,641.5 billion yen Total assets: 4,520.6 billion yen Net assets: 295.5 billion yen Capital adequacy ratio (as of the end of September 2014): 13.16% As of the end of December, 2014 (consolidated) Deposit balance: 3,585.9 billion yen Loan balance: 2,621.0 billion yen Securities balance: 1,175.2 billion yen Total assets: 4,077.6 billion yen Net assets: 311.8 billion yen Capital adequacy ratio (as of the end of September 2014): 13.11% The Banks plan to establish a joint holding company through the Share Transfer that will hold 100% of the shares of both banks. Through this method, it will be possible to exert to the maximum the synergistic effects brought about by the integration, taking advantage of the strengths of both banks. Kyushu Financial Group To shareholders of holding company Establishment of joint holding company On an equal footing Share transfer 1.11 Share transfer 1 Higo Bank Total number of shares issued: 230,499 thousand Kagoshima Bank Total number of shares issued: 209,827 thousand Total number of shares issued: 230,499 thousand Total number of shares issued: 232,908 thousand 100% 100% -3- Number of shares to be delivered to shareholders of each bank will be approximately the same 1:1 *The number of treasury shares as of the end of December 2014 was excluded from the total number of issued shares.

Overview and Organization of Joint Holding Company Kyushu Financial Group Corporate Planning Division Compliance and Risk Management Division Audit Division Group Management Meeting General Meeting of Shareholders Group Strategy Division Business/IT Management Division Board of Corporate Auditors Board of Directors Overview Organization Chart Head office location (Registered address) Representatives (Planned) Amount of capital Date of establishment Listing exchange Headquarters location (Headquarters function) -4- 6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture 36,000 million yen October 1, 2015 First Section of the Tokyo Stock Exchange, Fukuoka Stock Exchange 1, Renpeicho, Chuo-ku, Kumamoto-shi, Kumamoto prefecture Takahiro Kai Chairman and Representative Director (currently, President of Higo Bank), Motohiro Kamimura President and Representative Director (currently, President of Kagoshima Bank), General Budget Committee ALM Committee Risk Control Committee Compliance Committee Group Strategy Committee Committees

Market share in Kumamoto (At the end of March 2014) Deposit balance: Loan balance: 37.5% 45.1% Market share in Kagoshima (At the end of March 2014) Deposit balance: Loan balance: 35.9% 44.8% Kyushu Financial Group Total assets (consolidated): 8,598.2 billion yen Net assets (consolidated): 607.3 billion yen Deposit balance (consolidated): 7,590.8 billion yen Number of branches: 274 Number of ATMs: 1,539 Number of personnel working at banking offices: 3,386 Scale of Group Items Kumamoto Kagoshima Total Total population: .Source: Prefectural government HP in January, 2015 1,790,000 1,670,000 3,460,000 Number of small and medium-sized companies: .Source: White paper on small and medium-sized businesses 2014 53,000 54,000 107,000 Sales base of new financial group .Total figures for both banks (as of the end of December 2014) .Source: Financial Journal .Source: Financial Journal Loan balance (consolidated): 5,259.5 billion yen -5- .Community-based transactions substantiated by the deposits and loans of the leading banks in their respective prefectures; .Improved banking offices and ATM networks throughout the Kyushu region, centered around their local areas; .Management support system familiar with the key industries in both prefectures; .Construction of a solid relationship with local governments, local economic organizations, support bodies, etc. Provision of a Newly Broadened, Community-based Business Model

Business strategies Synergies expected from business integration Expansion of regional financing function Expansion of sales base Promotion of management streamlining - Strengthening of group governance - Broadened and globalized sales area - Optimization of functions of related companies - Strategic human resource development/staffing - Expansion of one-stop financial service - Development of new products/services - Expansion of consulting functions - Establishment of group-wide risk control system - Diversification of market operation - Optimization of screening/service methods - Concentration of headquarter functions - Integration of system/infrastructure - Optimization of banking office services 4 Points of View Diversification Strengthening risk-taking ability Streamlining Expansion of Scale of Business Expected Synergies In order to improve the group value and to meet the expectations of our stakeholders, we will steadily realize the synergies of the business integration from the following viewpoints. Local revitalization Broadened sales base New fields Globalization Strengthening and streamlining of organizational framework Customers Shareholders Improvement of corporate value/return of profit Providing optimal and comprehensive financial services Community Employees -6-

Business Strategies – Five Strategies Globalization strategy Strengthening of effort related to structured finance Expansion of securities/trust business Opening internet branches Formulation of overseas commercial distribution/Support for overseas expansion Strengthening of sales capabilities through promotion of mutual resource exchange/development Enhancement/integration of call centers/ATMs/organization of headquarters Broadening strategy Strengthening of joint business system Mutual utilization of information intermediary bases (such as Tokyo office and Osaka office) Formation of commercial distribution for business partners / Support for expansion of business partners Unification of Shanghai office/ Establishment of new bases Construction of the Group’s securities portfolio Supporting the preparation/implementation of a local version of the comprehensive strategy through industrial – academic – government – financial cooperation Strengthening of solution-based functions by constructing an information sharing system Expansion of ATM service Strengthening of efforts in relation to the agriculture, forestry and fisheries industries, as well as healthcare, tourism, and the environment New business development and share expansion through joint development of strategic products Local revitalization strategy Organizational framework/Streamlining strategy Local revitalization strategy Further strengthen the relationship of mutual trust with the local communities, targeting the realization of revitalized local regions, and contributing to the development of local communities and the creation of employment and new industries Broadening strategy Aim to increase profit by broadening the sales base and inputting management resources into the areas/fields of business in which growth can be expected. Globalization strategy Establish a new business model as a leading financial group which will be widely trusted by society, thereby increasing competitiveness New fields strategy Organizational framework/Streamlining strategy With regard to the fields of business and functions, the Banks will exert their own characteristics and strengths to the maximum extent and pursue the synergies of the business integration through streamlining. Support for efforts to attract tourists New fields strategy -7- Joint deployment of five strategies for the increase of sales centered on the “Local Revitalization Strategy”

Indicators and Targets By exerting the synergies of the Business Integration to the maximum extent, the Banks will pursue the improvement of customer satisfaction and aim to become the leading comprehensive financial group in “Kyushu,” in terms of both quality and quantity. Deposit balance 4,109.9 billion yen Net profit from business 18.6 billion yen Loan balance 2,573.4 billion yen 3,392.1 billion yen 12.1 billion yen 2,439.1 billion yen 7,502.1 billion yen 30.8 billion yen 5,012.6 billion yen Higo Bank Kagoshima Bank Total Indicators and target for 2020 Kyushu Financial Group Implementation of measures to exert synergies from integration Deposit balance Net profit from business Loan balance 9,000 billion yen or more 45 billion yen or more 6,500 billion yen or more Performance in 2013 (non-consolidated) (Settlement of accounts in the fiscal year ended on March 31, 2014) Increase of sales & cost synergies The Banks aim to achieve 45 billion yen or more of net profit from their business in 2020 Expansion of group’s profit and scale -8-

Schedule for Business Integration (Planned)



November 2014 - March 2015
April - September
October
★November 10 Basic Agreement
★March 27 Definitive Agreement
★ April Release of the Plan by the Banks
★ June 23 Ordinary general meeting of shareholders of the Banks (for approval of the Share Transfer Plan)
★ October 1 Incorporation of the Joint Holding Company
肥後銀行
Preparation of the Sixth Medium-term Business Plan (Period: April 2015 - March 2018)
鹿児島銀行
Preparation of the Sixth Business Strategy Plan (Period: April 2015 - March 2018)
Preparation of Basic Policy
Group governance
Risk/compliance/customer protection
Group auditing system
Unification of screening-related standards
Human resource-related rules
Joint business strategy
Market operation
Sharing the same system
Sharing the same services
Group asset management
4 points of view
Expansion of scale
Diversification
Strengthening risk-taking ability
Streamlining
Kyushu Financial Group
Preparation of Group's Medium-term Business Plan
Management Policy
Capital Policy
Business Strategy
Measures for streamlining
Implementation on Schedule
Indicators and Target
Business Integration
Release of the Plan
Examine specific measures
Strengthen group governance/capital policy
Business strategy for the increase of sales
Sharing the same services and system for the maximum exertion of cost synergies
Implementation

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.Inquiries for this matter. The Higo Bank, Ltd. General Planning Division Hayashida/Nishimoto TEL 096-325-2111 The Kagoshima Bank, Ltd. Corporate Planning Division Matsunaga/Yamakata TEL 099-225-3111 -10-